Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NOVA LIFESTYLE, INC.
(Name of Registrant as specified in its charter)

Nevada	90-0746568
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6565 E. Washington Blvd.
Commerce, CA 90040
(323) 888-9999
(Address and telephone number of principal executive offices and principal place of business)

Thanh H. Lam
President
Nova LifeStyle, Inc.
6565 E. Washington Blvd.
Commerce, CA 90040
(323) 888-9999
(Name address and telephone number of agent for service)

Copies to:
Thomas Wardell, Esq.
Dentons US, LLP
303 Peachtree Street
Atlanta, Georgia 30308
Tel No.: (404) 527-4990
Fax No.: (404) 527-8890

Approximate date of commencement of proposed sale of the securities to the public: From time to time, after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee (2)
Common Stock, $0.001 par value per share, issuable upon exercise of warrants to purchase shares of Common Stock	2,000,001	$2.08	$4,160,002	$483.40
TOTAL				$483.40

(1)
In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also shall register and be deemed to cover any additional shares of Common Stock of the Registrant which may be offered or become issuable to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)
Estimated solely for the purpose of calculation of the registration fee pursuant to Rule 457(c) under the Securities Act based on a per share price of $2.08, the average of the high and low reported sales prices of the Registrant's Common Stock on the NASDAQ Global Market on July 16, 2015.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED July 21, 2015

NOVA LIFESTYLE, INC.

2,000,001 Shares
of
Common Stock Issuable Upon Exercise of Warrants

The selling stockholders identified in this prospectus may offer and sell up to 2,000,001 shares of our common stock, par value $0.001 (“Common Stock”), which shares are issuable to the selling stockholders identified herein, at any time on or after December 1, 2015, upon exercise of warrants held by such selling stockholders (“Warrants”) at an exercise price of $2.71 per share in connection with a registered direct public offering that closed on June 1, 2015.

The selling stockholders identified in this prospectus (the “Warrant Holders”), or their pledgees, donees, transferees or other successors-in-interest, may offer the shares of Common Stock issuable upon exercise of the outstanding Warrants from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

For information regarding the Selling Stockholder and the times and manner in which they may offer or sell the shares, see “Selling Stockholder” or “Plan of Distribution.”

We will not receive any of the proceeds from the sale of the Common Stock by the Warrant Holders; however, we will receive the proceeds of any Common Stock we sell to the Warrant Holders upon a cash exercise of the Warrants. We will pay the expenses of registering these securities. The Warrant Holders will bear all commissions and discounts, if any, attributable to the sale of the Common Stock by the Warrant Holders.

Our Common Stock is quoted on the NASDAQ Global Market under the symbol “NVFY.”  On July 16, 2015, the last reported closing price for our Common Stock on the NASDAQ Global Market was $1.92 per share.

Investing in shares of our Common Stock involves certain risks. See “Risk Factors” beginning on page 6 of this prospectus. In addition, see “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014 and supplemented by our Form 10-Q for the period ended March 31, 2015, each of which has been filed with the Securities and Exchange Commission and is incorporated by reference into this prospectus. You should carefully read and consider these risk factors before you invest in shares of our Common Stock.
___________________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 21, 2015.

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC. Under this registration process, the selling shareholders may, from time to time, offer and sell up to 2,000,001 shares of our common stock, as described in this prospectus, in one or more offerings as described in the “Plan of Distribution”. This prospectus provides you with a general description of the securities the selling shareholders may offer. You should read this prospectus carefully before making an investment decision.

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with additional or different information.  You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus regardless of the time of delivery of this prospectus or any sale of our common stock.

As used in this prospectus, “Nova LifeStyle,” “Nova,” the “Company,” “we,” “our” and similar terms refer to Nova LifeStyle, Inc. and its subsidiaries, unless the context indicates otherwise.

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our securities. Before deciding to invest in our securities, you should read this entire prospectus, including the discussion of “Risk Factors” and our consolidated financial statements and the related notes included in our Annual Report on Form 10-K for the year ended December 31, 2014.

Our Company

Nova LifeStyle, Inc. is a broad based manufacturer of contemporary styled residential furniture incorporated into a dynamic marketing and sales platform offering retail as well as online selection and purchase fulfillment globally. We monitor popular trending and work to create design elements that are then integrated into our product lines that can be used as both stand alone as well as whole room and home furnishing solutions. Through our global network, Nova LifeStyle also sells (through an exclusive third party manufacturing partner) a managed variety of high quality bedding foundation components.

Nova’s LifeStyle brand family currently includes Diamond Sofa (www.diamondsofa.com), Colorful World, Giorgio Mobili, and Bright Swallow International Group Limited (Bright Swallow).

Our customers principally consist of distributors and retailers having a specific geographic coverage that deploy middle to high end private label home furnishings having very little competitive overlap within our specific furnishing product or product lines. Nova LifeStyle is constantly seeking to integrate new sources of distribution and manufacturer that are properly aligned with our growth strategy thus allowing us to continually focus on building both same store sales growth as well as drive the expansion of our overall distribution and manufacturing relationships through a deployment of popular as well as trend based furnishing solutions worldwide.

We traditionally generated the majority of our sales serving as a trading company and vertically integrated manufacturer for global furniture distributors and large national retailers. In the U.S. and international markets, we focus on establishing and expanding long term relationships with our customers by providing large scale sourcing and cost-effective manufacturing through our facilities in China. Our logistics, manufacturing and delivery capabilities provide our customers with the flexibility to select from our extensive furniture collections in their respective shipments.

Our experience developing and marketing products for international markets has enabled us to develop the scale, logistics, marketing, manufacturing efficiencies and design expertise that serve as the foundation for us to expand aggressively into the highly attractive U.S., Canadian and Chinese markets.

Our Industry

Consumer demand for furniture in China has continued to grow in recent years, with consumption of furniture in China up 13.9% in 2014 from 2013, while furniture exports decreased 0.7% from 2013, according to the National Bureau of Statistics of China (NBS). The expansion of the retail furniture market in China is due, in part, to the country’s rapid economic growth. According to the China National Furniture Association, domestic consumption will be the principal development driver of furniture production in China going forward. China’s real Gross Domestic Product, or GDP, growth rate was 7.7% in 2013, and has grown an average of 8.5% annually since 2006; China’s GDP continues to grow at a rate of 7.4% in 2014 despite the recent slowdown in global markets, according to the IMF's World Economic Outlook. China has a large population, including a rapidly expanding middle class and young, urban consumer bases that offer a large pool of potential consumers for our products. China’s market population of middle class and affluent consumers is projected to grow to more than 400 million by 2020 from the approximately 150 million in 2010, according to the Boston Consulting Group’s “Big Prizes in Small Places; China’s Rapidly Multiplying Pockets of Growth” report from November 2010. Economic growth in China has led to greater levels of personal disposable income and increased spending among China’s expanding middle class consumer base. Furthermore, the economic and social development in China has brought about greater urbanization, with urban residents exceeding 53.73% of the population in 2013 compared to approximately 36.2% of the population in 2000, and this urbanization trend and expanding middle class has promoted increased investment in commercial residential buildings and new housing starts in China, which increased 10.5% in 2014, according to the NBS. As apartment and homeownership continues to rise in China, we believe that sales in the furniture industry will also improve.

In order to capture this residential furniture market opportunity for the middle and upper middle-income consumer in China, we have established distinct furniture brands designed specifically for the consumer preferences of the China market. We feature a wide selection of product categories and styles under our brands, each piece part of a collection bearing a distinctive style, design theme and selection of materials and finishes. We anticipate developing new collections semi-annually for each brand. Our sales to China, including sales to our franchise network and to wholesalers and agents for domestic retailers and distributors for the export market, were $17.03 million in 2014, a 6.37% increase over 2013, and accounted for 17.26% of sales in 2014 compared to 20.44% of sales in 2013. We expect that a significant portion of our sales will continue to come from sales to China. We intend to continue developing the China retail market aggressively, building brand awareness by increasing our general marketing efforts as well as strategically expanding both our internet presence as well as our growing franchise store network. Sales to our network of franchise stores consisted of $2.33 million or 13.65% of retail sales in China in 2014 compared to $3.08 million or 19.21% of retail sales in China in 2013 (fourth year of franchise store sales). The Company is currently adopting new image standards as well as product lines for their franchise operations and believes that sales to franchisees will begin to increase as these new initiatives take substance in both the stores as well as the electronic marketplace we are working to expand. The new image standards seek to upgrade our products to meet more high-end standards. First, through our production line, we intend to produce some products made from marble material. Second, we intend to import a range of additional products from the U.S. or Europe. We also intend to enrich our product lines to include a Bedroom series - like beds, bed side tables, mattresses (which could be imported or purchased in China) and bedding sets including bed sheets, pillowcases, quilt covers, etc.(which can be purchased within China).

We believe that distributing our products through dedicated, single-brand stores displaying complete and fully accessorized room settings strengthens brand awareness, produces well-informed and focused sales personnel, and encourages consumers to purchase an entire room of furniture. We believe that our brands and sales through our franchise store network in China and through e-commerce platforms will grow significantly as consumer demand for quality and stylish furniture increases in China in combination with raised living standards.

Our presence in China currently includes five brands with a wide selection of individual as well as matched pieces related to our furniture suites for the living room, dining room, bedroom and home office. Our most established and largest selling brand, Colorful World, or 花花世界, was first introduced in 2003 for the middle-income consumer with a young, clean and fashionable look designed for smaller, urban living spaces. We introduced a new Colorful World bedroom line, Sleeping Life of Colorful World, or 花花世界睡眠生活, in February 2013, featuring beds and mattresses that incorporate latex foam and other unique features to create a comfortable sleeping space. We continue to provide updated designs and innovations for our Giorgio Mobili, or GM, brand of luxury furniture in 2010 with clean, classic living room and bedroom styles for the upper middle-income consumer. We launched our 1SOFA and Wo Zhi Bao or 屋之宝 brands in late 2013, and we are currently planning to continue to expand our presence in China through the increasingly popular internet sales channel (which we initiated in September 2012). We expect to launch our own e-commerce platform in the third quarter of 2015 instead of relying on third party platforms (such as Alibaba and JD.com) and, as a result, we expect our internet sales in mainland China to eventually represent 50% of all of our mainland China sales.

We sell products to the U.S. and international markets under the Diamond Sofa brand and as a trading company and vertically integrated manufacturer under ODM and OEM agreements for global furniture distributors and large national retailers. Worldwide GDP increased 3.3% in 2013, according to the IMF “World Economic Outlook Update” from January 2015, and global furniture production reached an estimated $437 billion in 2013, according to the CSIL World Outlook. The IMF anticipates further worldwide GDP growth of 3.3% in 2014, with much of the real growth expected in emerging economies. The markets in the U.S. and Europe remain challenging because they are experiencing a slower than anticipated recovery from the recent international financial crisis and the Euro-area crisis in particular. However, real growth in furniture demand in 2014 is forecasted to grow 3.3% in the world’s top 70 countries, according to the CSIL World Outlook. We believe that discretionary purchases of furniture by middle to upper middle-income consumers, our target global consumer market, will increase along with the expected growth in the worldwide furniture trade and recovery of housing markets. Furthermore, we believe that furniture featuring modern and contemporary styling such as ours will continue to be in greater demand.

In 2014, our products were sold in over 18 countries worldwide, with North America and Europe our principal international markets. Our sales to the U.S. and international markets were $81.68 million in 2014 and accounted for 83% of sales in 2014 compared to 80% of sales in 2013. We expect that a majority of our sales will continue to come from sales to customers outside of China, and in particular the North American and European markets. Sales to North America accounted for 65.2% and 56.2% of sales in 2014 and 2013, respectively, with the significant increase attributed principally to our expansion in the U.S. market and Canadian market. Sales to Europe accounted for 12% and 18% of sales in 2014 and 2013, respectively, with the decrease attributed principally to the challenging Euro-area economic climate and our changing sales and marketing strategy to diversify international sales. As we continue to expand our broad network of distributors, increase direct sales and enter emerging growth markets, we believe that we are well positioned to respond to changing market conditions, allowing us to take advantage of any upturns in the global and local economies of the markets we serve.

Our logistics, manufacturing and delivery capabilities provide our customers with the flexibility to select from our extensive furniture collections in their respective shipments. We design and manufacture our products for direct sales to private label retailers worldwide and for global furniture distributors and wholesalers that in turn offer our products to retailers under their own brand names, including Actona Company (Denmark), Artemis (Australia), BUT International (France), Dongguan Metals and Minerals Import and Export Company (Dongguan Wu Jin Kuang Ye) (China), Dormitienda (Spain) and El Dorado Furniture (U.S.). We offer a wide selection of stand-alone pieces across a variety of product categories and approximately 20 product collections developed exclusively for international markets. During 2015, the Company expects to focus on increasing the sales volume of collections developed during 2014 for both the U.S. and international markets, rather than developing new collections. We also sell products under the Diamond Sofa brand to distributors and retailers in North America and South America and to end-user consumers in the U.S. market through third party shopping portals. Our research and development team works with our customers to modify our existing product designs and create new designs and styles for their market’s particular requirements. We believe that we can continue to expand our sales in the U.S. and international markets as we integrate the Diamond Sofa brand and increase our direct sales to retailers and chain stores as we expand and explore new markets worldwide.

Our History

We are a U.S. holding company with no material assets other than the ownership interests of our subsidiaries through which we market, design, manufacture and sell residential furniture worldwide: Nova Furniture Limited (“Nova Furniture”), Bright Swallow, Nova Furniture (Dongguan) Co., Ltd. (“Nova Dongguan”), Nova Furniture Macao Commercial Offshore Limited (“Nova Macao”), Nova Dongguan Chinese Style Furniture Museum (“Nova Museum”), Diamond Bar Outdoors, Inc. (“Diamond Bar”), and Dongguan Ding Nuo Household Products Co., Ltd. (“Ding Nuo”). Nova Dongguan is a wholly foreign-owned enterprise, or WFOE, and was incorporated under the laws of the PRC on June 6, 2003. Nova Macao was organized under the laws of Macao on May 20, 2006. Nova Dongguan and Nova Macao are wholly owned subsidiaries of Nova Furniture, our wholly owned subsidiary organized under the laws of the British Virgin Islands, or the BVI. Nova Dongguan organized Nova Museum on March 17, 2011 as a non-profit organization under the laws of the PRC engaged in the promotion of the culture and history of furniture in China. Diamond Bar, doing business as Diamond Sofa, was incorporated in California on June 15, 2000. Nova Dongguan markets and sells our products in China to stores in our franchise network and to wholesalers and agents for domestic retailers and exporters. Nova Dongguan also provides the design expertise and facilities to manufacture our branded products and products for international markets under original design manufacturer and original equipment manufacturer agreements, or ODM and OEM agreements. Nova Macao is a trading company, importing, marketing and selling products designed and manufactured by Nova Dongguan and third party manufacturers for the U.S. and international markets. As of January, 2013, Nova Macao manages all aspects of Nova Dongguan’s export market. Diamond Bar markets and sells products manufactured by us and third party manufacturers under the Diamond Sofa brand to distributors and retailers principally in the U.S. market. On April 24, 2013, we completed our acquisition of Bright Swallow, an established furniture company with a global client base. Bright Swallow’s current client, Canadian based The Brick Limited (www.TheBrick.com) has over 200 locations and provides an excellent example of this exceptional integration opportunity. This new brand also provides Nova LifeStyle with an excellent opportunity to market to existing Bright Swallow partners and increase its sales accordingly. On October 1, 2013, Bright Swallow, a British Virgin Island company, moved to a new office in Hong Kong in order to expand the business there. To service our relationship with Ikea, in order to meet certain customer service and other requirements of Ikea different from those of other customers of ours, we formed Ding Nuo as a new subsidiary in 2013, which is held 90.91% by Nova Furniture and 9.09% by Mr. Gu XingChang, a longtime employee of ours who is a Chinese citizen with direct responsibilities for the Ikea relationship, in order to satisfy certain local regulatory requirements and to expedite the registration process of the new company in China. Nova Furniture contributed RMB 1,000,000 (approximately $ 163,000) of registered capital to Ding Nuo and Mr. Gu contributed RMB 100,000 (approximately $16,300) to Ding Nuo, which he obtained through a loan from Nova Furniture. Mr. Gu’s share was put in escrow and trust with Nova Furniture. This arrangement was memorialized pursuant to a Supplemental Agreement, between Gu XingChang and Nova Furniture, effective as of January 28, 2014. As a result, Nova Furniture effectively controls 100% of Ding Nuo. All profits of Ding Nuo will be distributed to Nova Furniture. On December 5, 2013, the local State Administration of Commerce and Industry issued a new business license for Ding Nuo.

We were incorporated in the State of Nevada on September 9, 2009 under the name Stevens Resources, Inc. as an exploration stage company with no revenues and no operations engaged in the search for mineral deposits or reserves.

Effective as of June 27, 2011, in anticipation of the Share Exchange Agreement and related transactions described below, we changed our name to Nova LifeStyle, Inc. through a merger with our wholly owned, non-operating subsidiary established solely to change our name pursuant to Nevada law. Concurrently with this action, we authorized a 5-for-1 forward split of our Common Stock effective June 27, 2011. Prior to the forward split, we had 2,596,000 shares of our Common Stock outstanding, and after giving effect to the forward split and immediately prior to the Share Exchange Agreement and related transactions described below, we had 12,980,000 shares of our Common Stock outstanding. We authorized the forward stock split to provide a sufficient number of shares to accommodate the trading of our Common Stock in the OTC marketplace after our acquisition of Nova Furniture.

We acquired the ordinary shares of Nova Furniture pursuant to the terms of a Share Exchange Agreement and Plan of Reorganization, dated June 30, 2011, or the Share Exchange Agreement, entered into by and between us, Nova Furniture and the four shareholders of Nova Furniture Holdings Limited, or Nova Holdings, and St. Joyal, which were the two shareholders of Nova Furniture. Our Chief Executive Officer, Ya Ming Wong, and Chief Financial Officer, Yuen Ching Ho, are the two shareholders of Nova Holdings, and Jun Jiang and Steven Liu are the two shareholders of St. Joyal; we collectively refer to these four shareholders as the Nova Furniture Shareholders.

Pursuant to the Share Exchange Agreement, we issued 11,920,000 shares of our Common Stock to the Nova Furniture Shareholders in exchange for their 10,000 ordinary shares of Nova Furniture, consisting of all of its issued and outstanding capital stock. Of the 11,920,000 shares of our Common Stock issued pursuant to the Share Exchange Agreement, Messrs. Wong and Ho each received 4,842,500 shares and Messrs. Jiang and Liu each received 1,117,500 shares. Concurrently with the Share Exchange Agreement and as a condition thereof, we entered into an agreement with Alex Li, our former president and director, pursuant to which he returned 10,000,000 shares of our Common Stock to us for cancelation in exchange for $80,000. Upon completion of the foregoing transactions, we had 14,900,000 shares of our Common Stock issued and outstanding.

For accounting purposes, the Share Exchange Agreement and concurrent transactions described above were treated as a reverse acquisition and recapitalization of Nova Furniture because, prior to the transactions, we were a non-operating public shell and, subsequent to the transactions, the Nova Furniture Shareholders owned a majority of our outstanding Common Stock and exercise significant influence over the operating and financial policies of the consolidated entity.

On August 31, 2011, we acquired all the outstanding capital stock of Diamond Bar from its sole shareholder, Jun Zhang, pursuant to a stock purchase agreement for $0.45 million paid in full at closing. On April 24, 2013, we acquired all of the outstanding stock of Bright Swallow; the purchase price was $6.5 million in cash and was fully paid at the closing of the acquisition. In 2013, we formed Ding Nuo as a new subsidiary, which is held 90.91% by Nova Furniture and 9.09% by Mr. Gu XingChang, as described above.

On April 14, 2014, the Company entered into a Securities Purchase Agreement with certain purchasers pursuant to which the Company sold to the Buyers, in a registered direct offering, an aggregate of 1,320,059 shares of common stock, par value $0.001 per share, at a negotiated purchase price of $6.78 per share, for aggregate gross proceeds to the Company of $8.95 million.

As part of the transaction, the Buyers also received (i) Series A warrants to purchase up to 660,030 shares of Common Stock in the aggregate at an exercise price of $8.48 per share (the “Series A Warrants”); (ii) Series B warrants to purchase up to 633,628 shares of Common Stock in the aggregate at an exercise price of $6.82 per share (the “Series B Warrants”); and (iii) Series C warrants to purchase up to 310,478 shares of Common Stock in the aggregate at an exercise price of $8.53 per share (the “Series C Warrants” ). The Series A Warrants have a term of four years and are exercisable by the holders at any time after the date of issuance. The Series B Warrants have a term of six months and are exercisable by the holders at any time after the date of issuance. The Series C Warrants have a term of four years and are exercisable by the holders at any time after the date of issuance. After the six month anniversary of the issuance date of the Series C Warrants, to the extent that a holder of a Series C Warrant exercises less than 70% of such holder’s Series B Warrants and the closing sale price of the Common Stock is equal to or greater than $9.81 for a period of ten consecutive trading days, then the Company may purchase the entire then-remaining portion of such holder’s Series C Warrants for $1,000. The shares and warrants were registered on a takedown of our shelf registration statement. The Series B Warrants expired on October 14, 2014, and none of the Series B Warrants were exercised prior to such expiration.

On May 28, 2015, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain purchasers (the “Purchasers”), pursuant to which we issued to the Purchasers, in a registered direct offering, an aggregate of 2,970,509 shares (the “Shares”) of common stock, par value $0.001 per share (“Common Stock”). 2,000,001 Shares of our Common Stock were sold to the Purchasers at a negotiated purchase price of $2.00 per share, for aggregate gross proceeds to the Company of $4,000,002, before deducting fees to the placement agent and other estimated offering expenses payable by the Company. 660,030 Shares of our Common Stock were issued to holders of our 2014 Series A Warrants in exchange for the termination and surrender of such warrants, and 310,478 Shares of our Common Stock will be issued to holders of our 2014 Series C Warrants in exchange for the surrender and termination of such warrants.

In a concurrent private placement, the Company also issued the Warrants to the Purchasers, which Warrants are exercisable for one (1) share of the Company’s Common Stock for each Share purchased for cash in the offering. The Warrants will be exercisable beginning on the six month anniversary of the date of issuance (the "Initial Exercise Date")  at an exercise price of $2.71 per share and will expire on the five year anniversary of the Initial Exercise Date .

Our organizational structure is set forth in the following diagram:

Corporate Information

Our principal executive offices are located at 6565 E. Washington Blvd., Commerce, CA 90040. Our telephone number is (323) 888-9999 and our website address is www.novalifestyle.com. The information contained on our website is not part of this prospectus.

The Offering

Common stock offered by selling shareholders	Up to 2,000,001 shares of common stock issuable upon the exercise of Warrants issued to the Warrant Holders

Common stock to be outstanding after the offering*	26,013,935 shares of common stock.

Use of proceeds
We will receive the exercise price with respect to any Common Stock we issue to the Warrant Holders upon exercise of the Warrants, if exercised for cash, if at all. We intend to use any proceeds from the exercise of any of the Warrants for working capital and other general corporate purposes. There is no assurance that any of the Warrants will ever be exercised for cash, if at all. We, however, will not receive any of the proceeds from a later sale of any Common Stock issued upon exercise of the Warrants that may be received by the Warrant Holders.

NASDAQ Symbol	NVFY

Risk Factors	The purchase of our common stock involves a high degree of risk. You should carefully review and consider the “Risk Factors” beginning on page 6.

*   The number of shares of Common Stock to be outstanding after this offering is based on the actual number of shares outstanding as of July 16, 2015 (24,013,934 shares) and assumes the full exercise of the Warrants held by the Warrant Holders.

RISK FACTORS

Investing in shares of our Common Stock involves risk. Before making any investment decision, you should carefully consider the risk factors set forth below, under the caption “Risk Factors” in any applicable prospectus and under the caption “Risk Factors” in our most recent annual report on Form 10-K and our subsequent quarterly reports on Form 10-Q, which are incorporated by reference in this prospectus, as well as in any applicable prospectus supplement, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

These risks could materially affect our business, results of operation or financial condition and affect the value of our Common Stock. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment. You could lose all or part of your investment. For more information, see “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this prospectus may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act and may involve material risks, assumptions and uncertainties. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “believe,” “might,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” and similar words, although some forward-looking statements are expressed differently.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, these statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict and which may cause actual outcomes and results to differ materially from what is expressed or forecasted in such forward-looking statements. These forward-looking statements speak only as of the date of this prospectus. Neither we nor the Warrant Holders undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. If we do update or correct one or more forward-looking statements, you should not conclude that we will make additional updates or corrections with respect thereto or with respect to other forward-looking statements. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from our forward-looking statements is included in our periodic reports filed with the SEC and in the “Risk Factors” section of this prospectus.

USE OF PROCEEDS

We will receive the exercise price with respect to any Common Stock we issue to the Warrant Holders upon exercise of the Warrants, if exercised for cash. If all of the Warrants are exercised for cash, we will receive proceeds of approximately $5,420,000. We currently intend to use all proceeds received upon a cash exercise of the Warrants for working capital and general corporate purposes. The holders of the Warrants are entitled to exercise the Warrants on a cashless basis if the shares of Common Stock underlying the Warrants are not registered pursuant to an effective registration statement at any time after December 1, 2015. In the event that the holders exercise the Warrants on a cashless basis, then we will not receive any proceeds from the exercise of the Warrants. We, however, will not receive any of the proceeds from a later sale of any Common Stock issued upon exercise of the Warrants that may be received by the Warrant Holders.

DESCRIPTION OF FINANCING TRANSACTIONS

On May 28, 2015, pursuant to the Purchase Agreement, the Company issued the Shares and the Warrants to the Purchasers (the "2015 Financing Transaction").  The Shares were sold to the Purchasers at a negotiated purchase price of $2.00 per share, for aggregate gross proceeds to the Company of $4,000,002, before deducting fees to the placement agent and other estimated offering expenses payable by the Company. 660,030 Shares of our Common Stock will be issued to holders of our Series A Warrants in exchange for the termination and surrender of such warrants, and 310,478 Shares of our Common Stock will be issued to holders of our Series C Warrants in exchange for the surrender and termination of such warrants. In a concurrent private placement, the Company also issued the Warrants to the Purchasers, which Warrants are exercisable for one (1) share of the Company's Common Stock for each share purchased for cash in the offering. The Warrants will be exercisable beginning on December 1, 2015, at an exercise price of $2.71 per share and will expire on the five year anniversary of the Initial Exercise Date. The Shares were issued pursuant to an effective shelf registration statement on Form S-3, which was originally filed with the Securities and Exchange Commission on February 4, 2014, amended on February 20, 2014, and was declared effective on March 7, 2014 (File No. 333-193746).  The Warrants and the shares of our Common Stock issuable upon the exercise of the Warrants were and are being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act.

Pursuant to a securities purchase agreement, dated as of April 14, 2014, by and among the Company and certain investors, we issued Series A Warrants to purchase up to 660,030 Shares of our Common Stock and Series C Warrants to purchase up to 310,478 shares of our Common Stock. In accordance with the terms of the Purchase Agreement, the outstanding Series A Warrants were exchanged for 660,030 Shares of our Common Stock, and the outstanding Series C Warrants were exchanged for 310,478 Shares of our Common Stock.

Only the 2,000,001 shares of our Common Stock issuable to the Purchasers or their transferrees upon exercise of the Warrants are covered by this prospectus.

DESCRIPTION OF WARRANTS

The following is a brief description of the terms of the Warrants. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the Warrants, a form of which have been filed with the SEC and are also available upon request from us, and the agreements underlying the 2015 Financing Transaction, which have also been filed with the SEC and are also available upon request from us.

The Warrants were exercisable for an aggregate of 2,000,001 shares of our Common Stock at an exercise price of $2.71 per share. The Warrants expire on December 1, 2020 and must be exercised prior to such date; thereafter, we will amend the registration statement of which this prospectus is a part to withdraw from registration any shares not issued upon exercise of the Warrants.

The holders of the Warrants may exercise the Warrants at any time by delivering to us a written notice of exercise and payment of an amount equal to the exercise price multiplied by the number of shares of Common Stock as to which the Warrant is being exercised. Upon receipt of the notice of exercise and payment, we will issue and deliver to the holder the number of shares of our Common Stock to which the holder is entitled pursuant to the exercise.

Subject to the exclusions and limitations set forth in the Purchase Agreement and accompanying Warrants, the exercise price is subject to adjustment in the event we, at any time after the issuance date of the Warrants, pay a stock dividend on, subdivide or combine one or more classes of our then-outstanding shares of Common Stock. As noted above, to date, the Warrants have been subject to no such price adjustment.

The terms of the 2015 Financing Transaction include a beneficial ownership limitation applicable to the exercise of the Warrants, such that no holder may exercise the Warrants if, after such conversion or exercise, the holder would beneficially own individually, or together with its affiliates, more than 4.99% (or, at the election of the holder, 9.99%) of the number of shares of our Common Stock outstanding immediately after giving effect to such exercise (the “Beneficial Ownership Limitation”); provided, however, that upon 61 days’ prior notice to the Company, the holder may increase or decrease the Beneficial Ownership Limitation, provided that in no event shall the Beneficial Ownership Limitation exceed 9.99%.

For so long as any of the Warrants remain exercisable and outstanding, we are obligated to use our best efforts to maintain a current and effective registration statement covering the issuance of the maximum number of shares issuable upon exercise of the Warrants. If at any time after December 1, 2015, there is no effective Registration Statement registering, or no current prospectus available for, the resale of the warrant shares by the Warrant Holders, then the Warrants may only be exercised, in whole or in part, at such time by means of a cashless exercise.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of our capital stock and certain provisions of our articles of incorporation and bylaws. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Articles of Incorporation and Amended and Restated Bylaws and applicable provisions of the Nevada Revised Statutes.

See “Where You Can Find More Information” elsewhere in this prospectus for information on where you can obtain copies of our Articles of Incorporation and Amended and Restated Bylaws, which have been filed with and are publicly available from the SEC.

Our authorized capital stock consists of 75,000,000 shares of common stock, par value $0.001 per share. We have no other authorized class of stock.

DESCRIPTION OF COMMON STOCK

As of July 16, 2015, there were 24,013,934 shares of our Common Stock outstanding, held by approximately 76 stockholders of record. Some shares of our common stock are held in street or nominee name by brokers and other institutions on behalf of shareholders and we are unable to estimate the total number of shareholders represented by these record holders.  Our Common Stock is currently traded on the NASDAQ Global Market under the symbol “NVFY.”

The holders of our common stock are entitled to one vote per share. Our Articles of Incorporation do not provide for cumulative voting. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of legally available funds; however, the current policy of our Board of Directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock have no preemptive, subscription, redemption or conversion rights.

All issued and outstanding shares of our Common Stock are fully paid and nonassessable. The Shares that may be offered for resale, from time to time, under this prospectus will be fully paid and nonassessable.

Nevada Anti-Takeover Provisions

As a Nevada corporation, we are also subject to certain provisions of the NRS that have anti-takeover effects and may inhibit a non-negotiated merger or other business combination. These provisions are intended to encourage any person interested in acquiring us to negotiate with, and to obtain the approval of, our board of directors in connection with such a transaction. However, certain of these provisions may discourage a future acquisition of us, including an acquisition in which the stockholders might otherwise receive a premium for their shares. As a result, stockholders who might desire to participate in such a transaction may not have the opportunity to do so.

The NRS provides that specified persons who, with or through their affiliates or associates, own, or affiliates and associates of the subject corporation at any time within two years own or did own, 10% or more of the outstanding voting stock of a corporation cannot engage in specified business combinations with the corporation for a period of two years after the date on which the person became an interested stockholder, unless: (i) the combination or transaction by which such person first became an interested stockholder was approved by the board of directors before they first became an interested stockholder; or (ii) such combination is approved by: (x) the board of directors; and (y) at an annual or special meeting of the stockholders (not by written consent), the affirmative vote of stockholders representing at least 60% of the outstanding voting power not beneficially owned by such interested stockholder. The law defines the term “business combination” to encompass a wide variety of transactions with or caused by an interested stockholder, including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders.

The Control Share Acquisition Statute generally applies only to Nevada corporations with at least 200 stockholders of record, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada. This statute generally provides that any person that acquires a “controlling interest” acquires voting rights in the control shares, as defined, only as conferred by the disinterested stockholders of the corporation at a special or annual meeting. A person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares.” In the event control shares are accorded full voting rights and the acquiring person has acquired at least a majority of all of the voting power, any stockholder of record who has not voted in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of its shares.

These laws may have a chilling effect on certain transactions if our Articles of Incorporation or Bylaws are not amended to provide that these provisions do not apply to us or to an acquisition of a controlling interest, or if our disinterested stockholders do not confer voting rights in the control shares.

WARRANT HOLDERS

This prospectus covers the 2,000,001 shares of our Common Stock issuable upon exercise of Warrants to purchase our Common Stock issued to the Warrant Holders.

For additional information regarding the issuance of the Warrants, please see “Description of Financing Transactions” beginning on page 7 of this prospectus.

Except for the financing transactions discussed herein, to our knowledge, none of the Warrant Holders has, or within the past three years has had, any position, office or material relationship with us or any of our predecessors or affiliates.

The Warrants may not be exercised by the respective Warrant Holders, and no shares may be issued pursuant to the Warrants, to the extent that the exercise or issuance would cause a Warrant Holder’s and its affiliates’ beneficial ownership of our Common Stock, as determined in accordance with Section 13(d) of the Exchange Act, to exceed 4.99% (or, at the election of the holder, 9.99%) of the number of shares of our Common Stock outstanding immediately after giving effect to such exercise; provided, however, that upon 61 days’ prior notice to the Company, the holder may increase or decrease the Beneficial Ownership Limitation, provided that in no event shall the Beneficial Ownership Limitation exceed 9.99%.  The Beneficial Ownership Limitation does not prevent a holder from selling some of its holdings and then receiving additional shares.

The Common Stock issuable upon exercise of the Warrants are offered solely by us, and no underwriters are participating in this offering. The Warrant Holders may decide to sell all, some, or none of the shares of the Common Stock underlying the Warrants. We currently have no agreements, arrangements or understandings with any of the Warrant Holders regarding the sale of any of the securities covered by this prospectus. We cannot provide you with any estimate of the number of shares of our Common Stock that the Warrant Holders will hold in the future. Please see “Plan of Distribution” beginning on page 12 of this prospectus.

SELLING STOCKHOLDERS

The 2,000,001 shares of our common stock included in this prospectus are the shares issuable pursuant to the terms of Warrants which were issued to the selling shareholders pursuant to the exemption provided in Section 4(a)(2) under the Securities Act.

On May 28, 2015, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain purchasers (the “Purchasers”), pursuant to which we issued to the Purchasers, in a registered direct offering, an aggregate of 2,970,509 shares (the “Shares”) of common stock, par value $0.001 per share (“Common Stock”). 2,000,001 shares of our Common Stock were sold to the Purchasers at a negotiated purchase price of $2.00 per share. 970,508 shares of our Common Stock were issued to holders of the warrants that we issued in 2014 in exchange for the termination and surrender of such warrants as described in the Description Of Financing Transactions .

In a concurrent private placement closed on June 1, 2015, the Company also issued the Warrants to the Purchasers (the "Selling Stockholders") , which Warrants are exercisable for one (1) share of the Company’s Common Stock for each of the Shares purchased for cash in the offering above. The Warrants will be exercisable beginning on the six month anniversary of the date of issuance (the "Initial Exercise Date") at an exercise price of $2.71 per share and will expire on the five year anniversary of the Initial Exercise Date.

We are registering, on behalf of the Selling Stockholders, the 2,000,001 shares that they will receive upon exercise of Warrants, in order to permit the Selling Stockholders to offer the shares for resale from time to time, to satisfy our obligations under the Purchase Agreement.

The description contained herein of the terms of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which was attached as Exhibit 10.1 to the Form 8-K, filed May 28, 2015, and incorporated by reference herein.

The following table sets forth the name of the Selling Stockholders, the number of shares of our Common Stock beneficially owned by each Selling Stockholders and warrants held of record as of July 16, 2015, assuming exercise of all of the warrants held by such Selling Stockholders on that date without regard to any limitation on exercise, the number of shares that may be offered for resale by the Selling Stockholders pursuant to this prospectus from time to time, and the number of shares of our common stock beneficially owned upon completion of the offering and the percentage of beneficial ownership upon completion of the offering .

Information in the table below and the notes thereto has been provided to us by the Selling Stockholders. Unless otherwise indicated, to our knowledge, each Selling Stockholders listed below has sole dispositive and voting power with respect to the shares of our common stock shown below as beneficially owned by such Selling Stockholders. Beneficial ownership and percentage have been determined in accordance with Rule 13d-3 under the Exchange Act and generally includes voting or dispositive power with respect to the securities. The information listed below is not necessarily indicative of beneficial ownership for any other purpose.

The Selling Stockholders named below, or their respective successors, including transferees, may from time to time sell or otherwise dispose of, pursuant to this prospectus, all, some or none of their shares of our common stock being registered hereby. See “Plan of Distribution” on page 12.  We currently have no agreements, arrangements or understandings with the Selling Stockholders regarding the sale of the shares covered by this prospectus. We cannot provide you with any estimate of the number of shares of our Common Stock that the Selling Stockholders will hold in the future.

In calculating the percentage ownership or percent of equity vote for a given individual or group, the number of shares of common stock outstanding for that individual or group includes unissued shares subject to options, warrants, rights or conversion privileges exercisable within sixty days held by such individual or group, but are not deemed outstanding by any other person or group.

The applicable percentage of ownership is based on an aggregate of 24,013,934 shares of our Common Stock issued and outstanding on July 16, 2015.

	Beneficial Ownership Before Offering			Shares of Common Stock Included	Beneficial Ownership After Offering	Percentage After
Name	Stock	Warrants	Total	in Prospectus	Number	Offering
Hudson Bay Master Fund (1)	894,385	666,667	1,561,052	666,667	(4)	(4)
Capital Ventures International (2)	649,164	666,667	1,315,831	666,667	(4)	(4)
Intracoastal Capital, LLC (3)	408,590	666,667	1,075,257	666,667	(4)	(4)

(1) Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities.

(2) Capital Ventures International ("CVI") is managed by Heights Capital Management, Inc.  Heights Capital Management, Inc. has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI.  Mr. Kobinger disclaims any such beneficial ownership of the shares.

(3) Mitchell P. Kopin ("Mr. Kopin") and Daniel B. Asher ("Mr. Asher"), each of whom are managers of Intracoastal Capital LLC ("Intracoastal"), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of the securities reported herein that are held by Intracoastal.

Cranshire Capital Advisors, LLC ("CCA") is the investment manager of Cranshire Master Fund, Ltd. ("Cranshire Master Fund") and consequently has voting control and investment discretion over securities held by Cranshire Master Fund described below. Mr. Kopin, the president, the sole member and the sole member of the Board of Managers of CCA, has voting control over CCA. As a result, each of Mr. Kopin and CCA may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities held by Cranshire Master Fund which are described below.

In the aggregate, Mr. Kopin may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of 1,196,646 shares of common stock, which consists of (i) 408,590 shares of common stock held by Intracoastal, (ii) 582,138 shares of common stock issuable upon exercise of warrants held by Intracoastal (the "Intracoastal Warrants") and (iii) 202,918 shares of common stock held by Cranshire Master Fund. The foregoing excludes 84,529 shares of common stock issuable upon exercise of the Intracoastal Warrants because the Intracoastal Warrants contain ownership limitations, under which the holder thereof does not have the right to exercise the Intracoastal Warrants to the extent (but only to the extent) that such exercise would result in beneficial ownership by the holder thereof or any of its affiliates of more than 4.99% of the common stock. Without such ownership limitations, Mr. Kopin may be deemed to have beneficial ownership of 1,278,175 shares of common stock.

In the aggregate, as a result of the foregoing, Intracoastal may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of 1,075,257 shares of common stock, which consists of (i) 408,590 shares of common stock held by Intracoastal and (ii) 666,667 shares of common stock issuable upon exercise of the Intracoastal Warrants.

Mr. Asher, who is a manager of Intracoastal, is also a control person of a broker-dealer. As a result of such common control, Intracoastal may be deemed to be an affiliate of a broker-dealer. Intracoastal acquired the shares of common stock being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares of common stock and warrants described herein, Intracoastal did not have any arrangements or understandings with any person to distribute such securities.

(4) Because (a) the Selling Stockholders may offer all or some of the shares covered by this prospectus, (b) the offering of the shares is not being underwritten on a firm commitment basis, and (c) the Selling Stockholders could purchase additional shares of our Common Stock from time to time, no estimate can be given as to the number of shares or percent of our Common Stock that will be held by the Selling Stockholders upon completion of the offering.

None of the Selling Stockholders  has, or within the past three years has had, any position, office or material relationship with us or with any of our predecessors or affiliates.

PLAN OF DISTRIBUTION

The shares issuable upon exercise of the Warrants are offered solely by us, and no underwriters are participating in this offering.

All of the Warrants are outstanding, and no additional Warrants will be issued. We will deliver shares of our Common Stock upon exercise of a Warrant, in whole or in part. We will not issue fractional shares. Each Warrant contains instructions for exercise. In order to exercise a Warrant, a Warrant Holder must deliver to us the information required by the Warrants, along with payment of the exercise price for the shares of Common Stock to be purchased (unless via a cashless exercise). We will then deliver shares of our Common Stock in the manner described above in the section titled “Description of Warrants.”

We will pay all expenses of the registration of the shares of Common Stock pursuant to the registration rights agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a Warrant Holder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Warrant Holders against liabilities, including some liabilities under the Securities Act in accordance with the Securities Purchase Agreement or the Warrant Holders will be entitled to contribution. We may be indemnified by the Warrant Holders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by a Warrant Holder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

LEGAL MATTERS

The validity of our common stock offered hereby has been passed upon for us by Dentons US, LLP.

EXPERTS

The consolidated financial statements of Nova LifeStyle, Inc. and its subsidiaries as of December 31, 2014 and 2013, and for each of the years in the two-year period ended December 31, 2014, have been incorporated by reference in this prospectus in reliance on the report of Marcum Bernstein & Pinchuk LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing. The unaudited consolidated financial statements of Nova Lifestyle, Inc. and its subsidiaries as of March 31, 2015 have been incorporated by reference in this prospectus in reliance on the review of Crowe Horwath (HK) CPA Limited, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

AVAILABLE INFORMATION

This prospectus is part of a registration statement on Form S-3 we have filed with the SEC. We have not included in this prospectus all of the information contained in the registration statement and you should refer to our registration statement and its exhibits for further information.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549, on official business days during the hours of 10 a.m. to 3 p.m. You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

Our website address is www.novalifestyle.com. The information on our website is not incorporated into this prospectus.

IMPORTANT INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them into this prospectus. This means that we can disclose important information about us and our financial condition to you by referring you to another document filed separately with the SEC instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed:

•	our Annual Report on Form 10-K for the year ended December 31, 2014;
•	our Quarterly Report on Form 10-Q for the three months ended March 31, 2015;
•
the portions of our definitive proxy statement that are deemed filed pursuant to Section 14 of the Exchange Act in connection with our 2015 Annual Meeting of Stockholders filed with the SEC on April 9, 2015 (File No. 001-36259);

•	our Current Reports on Form 8-K filed on May 28, 2015; and
•
the description of our Common Stock contained in our Registration Statement on Form 8-A filed with the SEC on January 13, 2014, including any amendments or reports filed for the purpose of updating such description.

Additionally, all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date of this prospectus and prior to the sale of all shares of common stock registered hereunder or the termination of the registration statement, shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such reports and other documents. Any information that we subsequently file with the SEC that is incorporated by reference as described above will automatically update and supersede any previous information that is part of this prospectus. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC.

You may request a copy of the filings incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference, at no cost, by writing or calling us at the following address or telephone number:

Nova LifeStyle, Inc.
6565 E. Washington Blvd.
Commerce, CA 90040
Attention: Thanh H. Lam
(323) 888-9999

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses that payable by us in connection with the offering described in the prospectus that is part of this registration statement. All amounts, other than the SEC Registration Fee, are estimates. Although we will not receive any of the proceeds from the sale of the shares of our common stock being registered in this registration statement, we agreed to bear the costs and expenses of the registration of such shares.

SEC Registration Fee	$483.40
Printing Fees and Expenses	500
Accounting Fees and Expenses	10,000
Legal Fees and Expenses	15,000
Total	$25,983.40

Item 15. Indemnification of Directors and Officers

Section 78.138 of the NRS provides that a director or officer is not individually liable to the corporation or its shareholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that (1) the director’s or officer’s act or failure to act constituted a breach of his fiduciary duties as a director or officer and (2) his or her breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

This provision is intended to afford directors and officers protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director or officer. As a consequence of this provision, shareholders of our Company will be unable to recover monetary damages against directors or officers for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director’s or officer’s fiduciary duty and does not eliminate or limit the right of our company or any shareholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

Our Articles of Incorporation and Amended and Restated Bylaws provide, among other things, that a director, officer, employee or agent of the corporation may be indemnified against expenses (including attorneys’ fees inclusive of any appeal), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such claim, action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best of our interests, and with respect to any criminal action or proceeding, such person had no reasonable cause to believe that such person’s conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be provided for directors, officers, employees, agents or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding, which may result in a claim for such indemnification.

Item 16. Exhibits

See the Exhibit Index attached to this registration statement and incorporated herein by reference.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained periodic reports filed with or furnished to SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Commerce, State of California, on the date indicated below.

NOVA LIFESTYLE, INC.
(Registrant)

Date: July 21, 2015	By:	/s/ Ya Ming Wong
Ya Ming Wong Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT that each person whose signature appears below constitutes and appoints each of Ya Ming Wong and Thanh H. Lam as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including pre-effective and post-effective amendments, exhibits thereto and other documents in connection therewith) to this registration statement on Form S-3, and any registration statement (including exhibits thereto and other documents in connection therewith) filed by the registrant under Securities and Exchange Commission Rule 462(b) of the Securities Act of 1933 which relates to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, proxies and agents or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Ya Ming Wong	Chief Executive Officer and Director	July 21, 2015
Ya Ming Wong	(Principal Executive Officer)

/s/ Yuen Ching Ho	Chief Financial Officer and Director	July 21, 2015
Yuen Ching Ho	(Principal Financial and Accounting Officer)

/s/ Thanh H. Lam	Chairperson of the Board, President and Director	July 21, 2015
Thanh H. Lam

/s/ Bin Liu	Director	July 21, 2015
Bin Liu

/s/ Michael Viotto	Director	July 21, 2015
Michael Viotto

/s/ Peter Kam	Director	July 21, 2015
Peter Kam

/s/ Chung Shing Yam	Director	July 21, 2015
Chung Shing Yam

EXHIBIT INDEX

Exhibit No.	Description
3.1	Articles of Incorporation (Incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (File No. 333-163019) filed on November 10, 2009)
3.2	Amended and Restated Bylaws (Incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (File No. 333-163019) filed on June 30, 2011)
3.3
Certificate of Amendment to Articles of Incorporation filed with the Secretary of the State of Nevada on December 15, 2009, and effective as of September 9, 2009 (Incorporated herein by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K (File No. 333-163019) filed on June 30, 2011)

3.4
Articles of Merger between Stevens Resources, Inc. and Nova LifeStyle, Inc. amending the Articles of Incorporation filed with the Secretary of State of the State of Nevada on June 14, 2011, and effective as of June 27, 2011 (Incorporated herein by reference to Exhibit 3.4 to the Company’s Current Report on Form 8-K (File No. 333-163019) filed on June 30, 2011)

3.5
Articles of Exchange of Nova Furniture Limited and Nova LifeStyle, Inc. filed with the Secretary of State of the State of Nevada on June 30, 2011 (Incorporated herein by reference to Exhibit 3.5 to the Company’s Current Report on Form 8-K (File No. 333-163019) filed on June 30, 2011)

4.1	Specimen Stock Certificate (Incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 333-163019) filed on June 30, 2011)
5.1†	Opinion of Dentons US, LLP
10.1	Securities Purchase Agreement, dated as of May 28, 2015 between Nova LifeStyle, Inc. and the Purchasers (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, dated May 28, 2015)
10.2	Form of Common Stock Purchase Warrant (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8- K, dated May 28, 2015)
23.1†	Consent of Marcum Bernstein & Pinchuk LLP
23.2†	Consent of Dentons US, LLP (included in legal opinion filed as Exhibit 5.1).
24.1	Power of Attorney*
† Filed herewith.
* Included on signature page filed herewith.